Exhibit 3.1 Delaware The First State Page 1 I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “MADRIGAL PHARMACEUTICALS, INC.” AS RECEIVED AND FILED IN THIS OFFICE. THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED: RESTATED CERTIFICATE, FILED THE NINTH DAY OF FEBRUARY, A.D. 2007, AT 11:13 O`CLOCK A.M. CERTIFICATE OF AMENDMENT, FILED THE THIRTEENTH DAY OF JUNE, A.D. 2013, AT 1:08 O`CLOCK P.M. CERTIFICATE OF AMENDMENT, FILED THE TWENTY-SECOND DAY OF JULY, A.D. 2016, AT 8:09 O`CLOCK A.M. CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM "SYNTA PHARMACEUTICALS CORP." TO "MADRIGAL PHARMACEUTICALS, INC.", FILED THE TWENTY-SECOND DAY OF JULY, A.D. 2016, AT 10:18 O`CLOCK A.M. 3191544 8100X SR# 20170317167 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 201895857 Date: 01-19-17

Delaware The First State Page 2 3191544 8100X SR# 20170317167 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 201895857 Date: 01-19-17

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:12 AM 02/09/2007
FILED 11:13 AM 02/09/2007
SRV 070146613 - 3191544 FILE

RESTATED CERTIFICATE OF INCORPORATION OF SYNTA PHARMACEUTICALS CORP.

(Originally incorporated on March 10, 2000 under the name Neutra Pharmaceuticals Corp.)

FIRST: The name of the corporation is Synta Pharmaceuticals Corp. (the "Corporation").

SECOND: The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

FOURTH:

A. Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock") and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock").

B. Preferred Stock

1. Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine.

2. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation and number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent such authority may be conferred upon the Board of Directors under the Delaware General Corporation Law.

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the

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Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation. C. Common Stock. The holders of the Common Stock are entitled to one vote for each share held; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to Preferred Stock). FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders: A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent. D. Special meetings of the stockholders may only be called by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Restated Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. SIX1H: A. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors tmder specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. 2

B. The directors, other than those who may be elected by the holders of shares of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of Preferred Stock under specified circumstances, shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors is authorized to assign members of the Board already in office to such classes as it may determine at the time the classification of the Board of Directors pursuant to this Restated Certificate of Incorporation becomes effective. C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualifica(.ion, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by stockholders, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director. D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an election of the directors, voting together as a single class. SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the afflnnative vote of the holders of at least eighty (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation. 3

EIGHTH: A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"}, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified .and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment pennits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Paragraph C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. B. In addition to the right to indemnification conferred in Paragraph A of this Article EIGHTH, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Paragraph B or otherwise. C. If a claim under Paragraph A orB of this Article EIGHTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the · terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation 4 shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation I (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Inde:rnnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation. D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, the Corporation's Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. The Corporation may maintain insurance, at its expense, to protect itself and any E. director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. G. The rights conferred upon Indemnitees in this Article EIGHTH shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article EIGHTH that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to any such amendment, alteration or repeal. NINTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its 5 stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; {iii) Wlder Section 174 or successor provisions of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. All references in this Article NINTH to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article ELEVENTH). TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the Delaware General Corporation Law and all rights conferred upon stockholders are granted subject to this reservation; provided that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least eighty (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Article ELEVENTH of this Restated Certificate of Incorporation. I I r ELEVENTH: The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the Delaware General Corporation Law and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action therellllder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 14l(a) of the Delaware General Corporation Law, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article ELEVENTH and ariy such agreement, the term, 11Continuing Directors,11 shall mean (1) those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director's nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office or (2) such members of the Board of Directors designated in, or in the manner provided in, such agreement as Continuing Directors. IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this 6

Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporatio: Law, has been executed by its duly authorized President and ChiefExecutive Officer this 9th day of February , 2007. SYNTA PHARMACEUTICALS CORP. By: Safi R. Bahcall, Ph.D. Its President and Chief Executive Officer TRA 2244753v.l 7

,...----·- --------- - - ---·-·--"---- .-... State of Delaware Secretary of State Divi5ion ot"Corporation5 Delivered 01:19PM 06/13/2013 FILED 01:08 PM 06/13/2013 SRV 130771921 - 3191544 FILE .. ·.. :,-.... CERTIFICATE OF AMENDMENT OF RESTATED CERTIF1CATE OF INCORPORATION OF SYNTA PHARMACEUTICALS CORP. (Pursuant to Section 242 of the General Corporation Law of the State of Delaware) It is hereby certified that: 1. The name of the corporation (hereinafter called the "Corporation") 1s Synta Pharmaceutical s Corp. The Restated Certificate of Incorporation is hereby amended to change the capitalization 2. of the Corporation by striking Article FOURTH, Section A of the Restated Certificate of Incorporation and by replacing Article FOURTH, Section A with the following new Article FOURTH, Section A: "A Designation and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 205,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock") and 5,000,000 shares of Preferred Stock, par value $0_0001 per share (the "Preferred Stock")." 3. The Amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 13th day of June, 2013. Safi President and Chief Executive Officer

Sta te of Delaware Se<:rttary of Sta te Dil'ision of Corporations D' U"'red 08:09AM 07/l!n016 fiLED 08:09AM 0712212016 SR 20165025235 - Fii•Numb" 3191544 CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF SYNTA PHARMACEUTICALS CORP. (Pursuant to Section 242 of the General Corporation Law of the State of Delaware) It is hereby certified that: 1. The name of the corporation (hereinafter called the "Corporation") is Synta Pharmaceuticals Corp. 2. The Restated Ce1tificate oflncorporation filed on February 9, 2007, as amended, is hereby further amended as follows: A. To change the capitalization ofthe Corporation by adding the following paragraph to Article FOURTH, Section A of the Restated Certificate oflncorporation immediately following the paragraph set forth in Article FOURTH, Section A of the Restated Certificate of Incorporation: "Upon the effectiveness of the Certificate of Amendment of Restated Certificate oflncorporation, to effect a plan of recapitalization of the Common Stock by effecting a 1-for-35 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the "Reverse Stock Split"), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, such that, without further action of any kind on the part ofthe Corporation or its stockholders, every thirty-five (35) shares of Common Stock outstanding or held by the Corporation in its treasury on the date of the filing of the Certificate of Amendment (the "Effective Date") shall be changed and reclassified into one (1) share of Common Stock, $0.0001 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in the Wall Street Journal, on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and asked prices oft he Common Stock on such day or other price determined by the Corporation's board of directors)." 3. The Amendment ofthc Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. EXECUTED, this 22nd day of July 2016. Synta Pharmaceuticals Corp. /10<-1 - By: Marc R. Schneebaum Senior Vice President and Chief Financial Officer

State of Delaware Secretary of State Division of Corporations Delivered 10:18 AM 07122 /2016 illED 10:18 AM 07/22/2016 CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF SYNTA PHARMACEUTICALS CORP. (Pursuant to Section 242 of the General Corporation Law of the State of Delaware) SR 20165028200 - File N umber 3191544 It is hereby certified that: 1. The name ofthe corporation (hereinafter called the "Corporation") is Synta Pharmaceuticals Corp. 2. The Restated Certificate of Incorporation filed on February 9, 2007, as amended , is hereby further amended as follows: A. To change the name of the Corporation by striking out Article FIRST of the Restated Certificate of Incorporation in its entirety and by substituting in lieu ofsaidA1iicle FIRST the following: 'The name of the corporation is Madrigal Pharmaceuticals, Inc. (the "Corporation")." 3. The Amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. EXECUTED, this 22nd day ofJuly 2016. Synta Pharmaceuticals Corp. Byo;/ttuj q_-- Marc R. Schneebaum Senior Vice President and Chief Financial Officer